STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE                 EXHIBIT  11
(In thousands, except share information; unaudited)

                                 Second quarter ended      Six months ended
                                       September 30            September 30
                                 --------------------      ----------------
                                  1995        1994         1995       1994
                                  ----        ----         ----       ----
                                                         <C
PRIMARY EARNINGS PER SHARE

Income (loss) from
  continuing operations..............................     $ 576     $(4,084)     $(1,512)   $(6,453)
Less - ESOP preferred stock dividends
 net of tax..........................................       120         121          241        242
                                                      ----------------------------------------------
Income (loss) from continuing operations
	applicable to common stock...........................       456      (4,205)      (1,753)     (6,695)
Income (loss) from discontinued operations............         -           7       (8,667)      1,205
                                                      -----------------------------------------------
Net income (loss) applicable to common stock..........     $ 456     $(4,198)    $(10,420)    $(5,490)
                                                      ===============================================
Primary average shares outstanding.................... 8,887,613   8,577,139    8,842,626   8,572,908
                                                      ===============================================
Earnings (loss) per common share
        - from continuing operations..................     $0.05      $(0.49)      $(0.20)     $(0.78)
        - from discontinued operations................         -           -        (0.98)       0.14
                                                      -----------------------------------------------
        - net.........................................     $0.05      $(0.49)      $(1.18)     $(0.64)
                                                      ===============================================
FULLY DILUTED EARNINGS PER SHARE

Income (loss) from continuing operations
    applicable to common stock........................    $  456     $(4,205)     $(1,512)    $(6,695)
Add  - after-tax interest expense on 7 1/4%
         convertible subordinated debentures..........       825         825        1,650       1,650
     - dividends payable to ESOP assuming
         conversion to common stock...................         -           -            -          26
                                                      -----------------------------------------------
Adjusted income (loss)  from continuing operations....     1,281  -   (3,380)         138    - (5,019)
Income (loss) from discontinued operations............         -   -       7       (8,667)  -   1,205
                                                      -----------------------------------------------
Net income (loss) applicable to common stock..........    $1,281     $(3,373)     $(8,529)    $(3,814)
                                                      ===============================================
Primary average shares outstanding.................... 8,887,613   8,577,139     8,842,626  8,572,908
Increase in shares outstanding assuming
    - conversion of 7 1/4% convertible subordinated
        debentures at November 13, 1991............... 2,169,129   2,126,348     2,169,129  2,126,348
    - conversion of ESOP convertible
        preferred stock at July 1, 1993...............   269,219     262,871       265,065    262,871
                                                      -----------------------------------------------
Fully diluted average shares outstanding..............11,325,961  10,966,358    11,276,820 10,962,127
                                                      ===============================================
Earnings (loss) per common share
    - from continuing operations......................     $0.11      $(0.31)        $0.01     $(0.46)
    - from discontinued operations....................         -           -         (0.77)      0.11
                                                      -----------------------------------------------
    -	net...........................................     $0.11      $(0.31)       $(0.76)    $(0.35)
                                                      ===============================================

*The calculations of fully diluted earnings per share for all periods are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.